PIZZA INN WILL DEBUT NEW EXPRESS  CONCEPT AT NACS SHOW

NEW PROTOTYPE FEATURES EXCITING NEW DESIGN; LOWER INVESTMENT AND OPERATING COSTS


THE COLONY, TX - September 14, 2004 - Pizza Inn, Inc. (NASDAQ: PZZI), announced it will unveil its newly redesigned Pizza Inn Express concept at the National Association of Convenience Stores (NACS) Show, October 17-20 in Las Vegas.

The new Express concept features a simplified menu that reduces opening and operating costs, and reveals an open design that allows customers to better view menu items. The new concept is designed to significantly reduce start-up expenses and can be purchased, installed and operational within four to six weeks in existing convenience stores or other non-traditional locations.

"We are very excited about these improvements in the operating system as well as the lower investment requirements for our new Express concept," said Pizza Inn CEO Ronald Parker. "We expect a strong level of interest from c-store operators."

Pizza Inn currently has more than 70 express locations and the new concept, designed by Darren Sumrall of Dallas-based GHA Architects, significantly repositions Pizza Inn Express .

"Our goal was to create a totally new image for Pizza Inn Express locations, one that sets it apart from every other competitor in the express category," said Sumrall. "We accomplished this by creating an exciting and energetic concept that also sells great-tasting pizza."

"This new Express concept better meets the needs of both the customer and the operator," said Michael Iglesias, Pizza Inn Vice President of Franchise Development. "It is not only more visually appealing, but also affordable and easy to maintain. And the NACS show provides an ideal time to introduce this concept since we plan to focus on implementing it in convenience stores."

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Distribution Services. Pizza Inn represents over 400 restaurants with annual sales of approximately $170 million.